Exhibit 99.1

Magellan Petroleum Initiates CO_2-EOR Pilot at Poplar Dome, Montana

DENVER, August 12, 2013 /PRNewswire/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) today announced that on August 2, 2013, the Company obtained permits from the US Bureau of Land Management to drill five wells on its leases at Poplar Dome ("Poplar") in Roosevelt County, Montana. These permits represent the final regulatory requirement prior to commencing drilling operations for the Company's previously announced CO_2-enhanced oil recovery ("CO_2-EOR") pilot program.

The Company also announced today that it has recently signed a CO_2 supply contract with Air Liquide Industrial U.S. LP for the CO_2 necessary to conduct the Company's CO_2-EOR pilot program for approximately two years. Air Liquide is the world leader in gases for industry, health and the environment.

As previously announced, the Company intends to conduct a CO_2-EOR pilot in the Charles formation at Poplar to increase production and validate the reserves potential of this tertiary recovery technique on a full-field basis. With drilling permits obtained and a CO_2 supply secured for the pilot program, the Company has begun drill site preparation work, and drilling is expected to occur between August and November of this year. The Company's current plan is to arrange the five pilot wells in a "five-spot" pattern, with a single CO_2-injection well in the center surrounded by four producing wells. All five wells will be vertical and drilled to a depth of approximately 5,800 feet. CO_2 injection is expected to commence in October 2013. From the time of first injection, the Company expects that it will take between 12 and 15 months to evaluate the effectiveness of CO_2-EOR and announce conclusive results from the pilot. The estimated cash cost of the pilot, including capital and certain operating expenditures and the cost of CO_2 over two years, will total approximately $20 million, with most of these expenditures incurred by March 2014. The pilot will be funded by the Company's existing cash balances and the proceeds of the Company's convertible preferred equity issuance to One Stone Energy Partners completed in May 2013.

J. Thomas Wilson, President and CEO of Magellan, stated, "After more than two years of extensive engineering, modeling, and laboratory work, we are very excited to begin the process of proving the technical and economic viability of CO_2-EOR at Poplar. With the results of the CO_2-EOR pilot in 12 to 15 months after the start of CO_2 injection, we hope to demonstrate that the implementation of a full-field CO_2-EOR program at Poplar

could result in the recovery of approximately an additional 50 million barrels of oil. Based on our own work, the production history of the field to date, and reference to analogous CO_2-EOR projects in the Williston Basin, we believe that the Charles formation at Poplar has 500 to 600 million barrels of oil in place and the recovery of an incremental 10% of this amount is an achievable objective. As such, bringing Poplar to a full field CO_2-EOR development is the Company's top priority, and conducting a safe and successful pilot is the next milestone in our strategy of unlocking shareholder value from this asset."

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "expect", "forecast", "intend", "initial", "plan", "project", and similar expressions are intended to identify forward looking statements. These statements about the Company may relate to its businesses and prospects, planned capital expenditures, increases or decreases in oil and gas production and reserves, revenues, expenses, operating cash flows, and borrowings, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the technical and economic viability of CO_2-EOR techniques at Poplar; our ability to enter into a long term CO_2 supply for our Poplar CO_2-EOR project; the uncertain nature of oil and gas prices in the United States; uncertainties inherent in projecting future rates of production from drilling activities; the uncertainty of drilling and completion conditions and results; the availability and cost of drilling, completion, and operating equipment and services; and other matters discussed in the "Risk Factors" section of The Company's most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10Q. Any forward-looking information provided in this report should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise.

ABOUT MAGELLAN

Magellan Petroleum Corporation is an independent oil and gas exploration and development company with assets in the US, Australia, and the UK. The Company is primarily focused on the development of a CO_2-enhanced oil recovery ("CO_2-EOR)" program at Poplar Dome in eastern Montana. Historically active in Australia, Magellan operates two gas fields onshore Northern Territory and an exploration block in the Bonaparte Basin, offshore Northern Territory. Magellan also maintains a large acreage position onshore the UK prospective for unconventional shale oil and gas production. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance

shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or
IR@magellanpetroleum.com